Exhibit 10.27
COMPROMISE AGREEMENT
WITHOUT PREJUDICE
SUBJECT TO CONTRACT
THIS AGREEMENT is made on ____________ 2010
BETWEEN
(1)	PIPER JAFFRAY LIMITED, a company incorporated in England (registered no. 03846990) and having its registered office at One South Place, London EC2M 2RB (the “Employer”); and
(2)	DAVID WILSON of ____________________________ (the “Employee”).
INTRODUCTION
(A)	The Employee’s employment with the Employer will terminate on the Termination Date.
(B)	The parties wish to compromise any claims which may be made in connection with the employment and make other arrangements for an orderly transition. This agreement does not, except to the extent expressly stated, vary the Service Agreement, but rather sets out terms for the compromise of such claims and the required arrangements.
(C)	The Employer is entering into this agreement for itself and as agent for all Group Members and is duly authorised in that behalf.
AGREED TERMS
1.	Definitions and interpretations
1.1	Definitions
In this agreement:
“Adviser” means the person referred to in clause 15.3(c);
“Group” means the Employer and its Group Members;
“Group Member” means the Employer and any “group undertaking” (as defined in section 1161 of the Companies Act 2006) of the Employer;
“Pension Scheme” means the Piper Jaffray Ltd Group Personal Pension scheme with Norwich Union;
“Service Agreement” means the contract of employment dated 30 December 2005 between the Employee and the Employer and the addendum of 19 April 2007;

“Restricted Stock Scheme” means the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan under which restricted stock and option awards were granted to the Employee by the Employer; and
“Termination Date” means 31 January 2011.
2.	Termination of Employment
2.1	With effect from the Termination Date the Employee will cease to be an employee of the Employer and shall not hold himself out as having any continuing connection with the Employer or with any Group Member.
2.2	On the date of this agreement the Employee shall, without any claim for damages or compensation for loss of office, sign but leave undated a letter in the form of Schedule 3. He authorises the Employer to enter any date hereafter (but in any event on or before the Termination Date) on it so that, with immediate effect on that date, he resigns from any office which the Employee may hold as director or other officer of the Employer or a Group Member. The Employee undertakes thereafter not to hold himself out as a director or other officer of the Employer or a Group Member. The Employee irrevocably appoints the Employer as attorney to execute any other letters of resignation of such offices or appointments or do such things as may be required to give effect to his resignation on the Employee’s behalf.
2.3	Until the Termination Date terms of the Service Agreement will remain in full force and effect save to the extent that they have been expressly varied by the terms of this agreement or subsequently by the parties. Any provisions of the Service Agreement which are expressed to apply after Termination shall continue to apply after the Termination Date save to the extent expressly amended or waived under this agreement.
2.4	The Employee will continue to receive his normal pay and benefits (save that, for the avoidance of doubt, there shall be no entitlement to any bonus or incentive based pay save as expressly set out in this agreement) until the Termination Date.
3.	Remuneration
3.1	Except as set out in this agreement all entitlements to payments or benefits arising out of or in connection with the Employee’s employment with the exception of accrued pension rights, if any, will cease from the Termination Date and the Employee acknowledges that he has no further claims in respect of them.
3.2	The Employee shall be entitled to receive £11,712.33 in lieu of 15 days’ accrued but untaken holiday, less income tax at the marginal rate and employee National Insurance contributions.
3.3	The Employer shall pay to the Employee the sum of £142,500 representing six months’ notice, less income tax at the marginal rate and employee National Insurance contributions.
3.4	The Employer shall, within 28 days after receipt by it of an expenses claim with supporting evidence in accordance with its normal policies submitted on or before the Termination Date or the date of this agreement whichever is the later, reimburse the Employee expenses incurred by him up to the Termination Date which are properly payable by the Employer.

3.5	Payments under clause 3.2 and 3.3 above shall be paid within 14 days of the Termination Date.
4.	Restricted stock and options
4.1	The Company confirms that it will exercise its discretion having received approval of the Compensation Committee of the Piper Jaffray Company board of directors (on 1 November 2010) under the Restricted Stock Scheme to allow for early vesting on 31 January 2011 of the 34,075 units of the Employee’s granted but unvested restricted stock.
4.2	The Company confirms that the employee has 1441 non-qualified stock options which are governed under the terms and conditions set forth in the Restricted Stock Scheme under which option awards were granted to the Employee by the Employer.
5.	Incremental and Incentive Payments
5.1	The Employee shall be entitled to receive an incremental payment of £150,000 less deductions for tax and employee National Insurance contributions. This payment shall be paid within 14 days of the Termination Date and shall replace any and all entitlement the Employee may have for any discretionary or contractual bonus in respect of any period up to and including the Termination Date.
5.2	The Employee shall be entitled to receive an incentive payment in respect of any M&A fees (the “Fees”) which fall due to the Company in respect of the transaction in relation to Biocompatibles plc. The Employee shall be entitled to 10% of such Fees (the “Incentive Payment”) on the following basis:
(a)	The transaction must have been recommended by the board of directors of Biocompatibles plc to shareholders and announced to the market on or before 31 January 2011. Any Fees which fall due in respect of a transaction whose date of recommendation and/or announcement occurs on or from 1 February 2011 onwards shall not result in any entitlement to the Employee;

(b)	The Incentive Payment shall be calculated based on Fees actually received by the Company and shall be calculated accordingly (which may result in two or more calculations of entitlement if Fees are received in tranches or otherwise delayed). No account shall be taken in calculating the Incentive Payment of Fees due but not received; and

(c)	Payment shall be made to the Employee within 30 days of the Fees being received by the Company, less deductions for tax and employee national insurance contributions.
6.	P45
The Employer undertakes that the Employee’s P45 will have been issued by the Employer prior to any payment being made to the Employee under the terms of clause 7.
7.	Severance Payment
Subject to the Employee’s compliance with his obligations under and the satisfaction of the conditions in this agreement and the representations and warranties of the

Employee contained in this agreement being true and accurate, including but not limited to those in clauses 12 and 13 the Employer shall, as compensation for loss of employment but without admission of liability, pay to the Employee within 28 days following the later of (i) the date of this agreement, (ii) the Termination Date, (iii) receipt of the completed and signed Adviser’s Certification in the form set out in schedule 1, (iv) compliance with clause 13 and (v) receipt of the signed resignation letter referred to in clause 2.2, the sum of £285,000 (the “Severance Payment”) from which the Employer will deduct income tax at the basic rate from the balance of the Severance Payment in excess of £30,000 in accordance with its understanding of the income tax, National Insurance and Pay As You Earn legislation, and will account for the same to HM Revenue & Customs. No income tax or employee National Insurance contributions will be deducted from the first £30,000 of the Severance Payment.
8.	Tax
8.1	The parties agree that the Severance Payment represents compensation for the termination of the Employee’s employment and as such does not represent contractual remuneration.
8.2	The Employer makes no warranty as to the taxable status of the Severance Payment and, accordingly, the Employee agrees that any income tax or employee National Insurance contributions payable pursuant to the Severance Payment and on any other benefits provided to the Employee pursuant to this agreement is the Employee’s personal responsibility.
8.3	The Employee undertakes that if the Employer or any Group Member is called upon to account to HM Revenue & Customs for any income tax, employee National Insurance contributions, interest or penalties thereon arising in respect of the payments made or benefits provided under this agreement, other than any income tax deducted under clause 7 above, (such income tax, National Insurance contributions, interest or penalties referred to in this agreement as the “Excess Tax”), and if the Employer or any other Group Member pays the Excess Tax to HM Revenue & Customs, the Employee will, at the written request of such entity, immediately pay to such entity an amount equal to the Excess Tax provided that no payment of Excess Tax will be made to HM Revenue & Customs without particulars of any proposed payment being given to the Employee and the Employee being given the opportunity at his own expense to dispute the payment.
8.4	Any continuing payments to be made under this agreement, shall be reduced or extinguished, as the case may be, by the amount of any Excess Tax for which the Employer or any Group Member is called upon to account.
9.	Secrecy
9.1	The Employer and the Employee undertake that they shall not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the other, including in the case of the Employee concerning any Group Member or any of its or their future, current or former officers, contractors, agents, clients, shareholders or employees.
9.2	The Employer and the Employee undertake that they shall not, whether directly or indirectly, make any announcement, statement or comment concerning:
(a)	the terms of this agreement or its preceding negotiations; and/or

(b)	confidential matters during the Employee’s employment with the Employer including without limitation the circumstances of the termination of the Employee’s employment, and shall not disclose the same to any person, firm or company except:
(i)	in the case of the Employee, as required by law or the rules of any relevant regulatory authority or in communications with his professional or financial advisers his partner or members of his immediate family and he shall procure that each of them shall keep such terms and circumstances confidential; and
(ii)	in the case of the Employer, as required by law or the rules of any relevant regulatory authority, in connection with any legal obligation it may owe in respect of redundancy consultation (including with its employees generally or specifically) and then only to the extent legally required, in connection with legal proceedings concerning any of its officers, contractors, agents or employees or in communications with its professional or financial advisers.
PROVIDED THAT nothing in this agreement shall prevent the Employer from making any announcement or statement regarding the actual or potential redundancy/restructuring at the Employer and nothing in this agreement shall prevent either party from confirming that the Employee was redundant in connection with such restructuring.
9.3	The Employee agrees and acknowledges that he has no outstanding grievances arising from or in connection with his employment with the Employer whether or not he has raised these with the Employer.
10.	Reference
The Employer will on request from a prospective employer of the Employee provide the prospective employer with a reference in the form set out in schedule 2 to this agreement and will answer any related oral enquiries from third parties in a manner consistent with that reference. If the Employer obtains information after the date of this agreement which would reasonably have affected its decision to provide a reference in the form of that set out in schedule 2, it shall inform the Employee and may decline to give a reference.
11.	Post-Termination Restrictions
11.1	In consideration for the Employer agreeing not to enforce clause 10.2(a) of the Service Agreement against him and the sum of £100 less deductions for tax and employee national insurance contributions, the Employee:
(a)	acknowledges and confirms that the obligations undertaken by the Employee under clauses 9 (confidentiality) and all provisions of clause 10 save for clause 10.2(a) (post-termination restrictive covenants) of the Service Agreement are now repeated and will remain in force and effect notwithstanding the termination of the Employee’s employment;
(b)	agrees that clause 10.3 of the Service Agreement shall be amended so that, instead of applying for six months after the termination date, it shall apply for 12 months after the Termination Date.

11.2	The Employer confirms that, for the purposes of clause 10.3 of the Service Agreement, a person shall not be considered a Restricted Person if his employment with the Employer was terminated by the Employer by reason of redundancy in connection with a redundancy process falling within the definition in section 188(1) of the Trade Union and Labour Relations (Consolidation) Act 1992.
12.	Past and Future Conduct of Employee etc
12.1	At the date of this agreement, the Employee represents and warrants that he has not committed any breach of any obligations or duties (express or implied) owed to the Employer or any Group Member which could have justified his summary dismissal if he was still employed. The Employee further represents and warrants that so far as he is aware he has not withheld or failed to disclose any material facts concerning the performance of his duties with the Employer or any Group Member or any breach of any material term (express or implied) of the Service Agreement which may influence the decision of the Employer to enter into this agreement or agree any of its terms.
12.2	The Employee represents and warrants that, at the date of this agreement, he is not employed or engaged in any business other than that of the Company whether on behalf of himself or another, that he is not in receipt of any remuneration and that he is not in negotiations which will probably lead to an offer of employment or any such engagement or to the receipt of remuneration and that he has not received or accepted or agreed to accept any such offer.
13.	Company Property
The Employee represents and warrants that except as expressly provided for in this agreement he will on or before the Termination Date return to the Employer all property, equipment, records, correspondence, documents, files and other information (whether originals, copies or extracts) belonging or relating to the Employer or any Group Member and that the Employee will not retain any copies The Employer agrees and will assist with arrangements for the transfer of the Employee’s telephone number into the Employee’s name. If the Employer so requests, the Employee shall provide written confirmation of his compliance with this clause.
14.	Legal Expenses
The Employer shall, within 28 days of receipt by it of an appropriate copy VAT invoice addressed to the Employee for payment by the Employer, pay to the Employee’s solicitors, Morrison Foerster (UK) LLP, the Employee’s legal expenses relating exclusively to the negotiation and preparation of this agreement, up to a maximum of £9,000 plus VAT.
15.	Claims against the Employer
15.1	Although the Employer makes no admission of any liability, the terms set out in this agreement have been agreed in full and final settlement of all or any claims, costs and expenses and any rights of action of any kind whatsoever whether under English, Scottish, European Union law or the laws of any other jurisdiction the Employee has or may have against the Employer, Group Members, and any of its or their officers, employees, shareholders, consultants, agents or trustees of the Pension Scheme (in each case future, current or former) arising directly or indirectly out of or in connection with his employment by the Employer, the Employee’s holding of any office or as a shareholder or the termination of such employment or office or shareholding which he asserts including and limited to claims for:
(a)	unfair dismissal;

(b)	wrongful dismissal;

(c)	a redundancy payment (whether statutory, contractual or otherwise;

(d)	any bonus or other incentive based pay.
15.2	It is further the intention of the Employee and the Employer that the terms set out in this agreement have been agreed in full and final settlement of all or any past, present or future claims, costs and expenses and any rights of action of any kind whatsoever whether under English, Scottish or European Union law or the laws of any other jurisdiction that the Employee has or may have against the Employer, Group Members and any of its or their officers, employees, consultants or agents (in each case future, current or former) (whether or not the Employee does or could have knowledge of them) arising directly or indirectly out of or in connection with the Employee’s employment by the Employer, the Employee’s holding of any office or the termination of such employment or office under common law, contract, statute or otherwise, whether such claims are or could be known to the parties or in contemplation at the date of this agreement in any jurisdiction including, without limitation, any claim or claims the Employee may have in respect of:
(a)	unfair dismissal under the Employment Rights Act 1996;

(b)	wrongful dismissal;

(c)	breach of contract;

(d)	a redundancy payment pursuant to section 135 of the Employment Rights Act 1996 (or otherwise pursuant to the Service Agreement);

(e)	equal pay under the Equal Pay Act 1970 and for equality of terms under sections 120 and 127 of the Equality Act 2010;

(f)	direct or indirect discrimination, victimisation or harassment on grounds of or because of sex or the Employee’s marital or civil partnership status, gender reassignment, pregnancy or maternity, contrary to the Equality Act 2010 and the Sex Discrimination Act 1975;

(g)	direct or indirect discrimination, victimisation or harassment on grounds of or because of colour, race, nationality or ethnic or national origin contrary to the Equality Act 2010 and the Race Relations Act 1976;

(h)	discrimination, harassment or victimisation related to disability contrary to the Equality Act 2010 and the Disability Discrimination Act 1995;

(i)	direct or indirect discrimination, victimisation or harassment contrary to the Equality Act 2010 and the Employment Equality (Age) Regulations 2006;

(j)	direct or indirect discrimination, victimisation or harassment on grounds of or because of sexual orientation discrimination contrary to the Equality Act 2010 and the Employment Equality (Sexual Orientation) Regulations 2003;

(k)	direct or indirect discrimination, victimisation or harassment on grounds of or because of religion or belief discrimination contrary to the Equality Act 2010 and the Employment Equality (Religion or Belief) Regulations 2003;

(l)	an unlawful deduction from wages under the Employment Rights Act 1996;

(m)	working time or holiday pay under the Working Time Regulations 1998;

(n)	any breach of the Employee’s rights in respect of accompaniment at disciplinary or grievance hearings;

(o)	discrimination on grounds of part time status and any other breach of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(p)	discrimination on grounds of fixed term status and any other breach of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(q)	maternity, paternity, adoption and parental leave and flexible working under the Employment Rights Act 1996 or any breach of the Maternity and Parental Leave etc Regulations 1999 as amended;

(r)	harassment under section 3 Protection from Harassment Act 1997;

(s)	dismissal or action short of dismissal taken by the Employer on grounds related to the Employee’s union membership activities and/or other relevant statutory provisions;

(t)	any claim arising from circumstances in which there has been an unreasonable failure to comply with a code of practice issued under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 which relates exclusively or primarily to the resolution of disputes;

(u)	protected disclosures under sections 43 A-L and 47B Employment Rights Act 1996 and the Public Interest Disclosure Act 1998;

(v)	the national minimum wage under the National Minimum Wage Act 1998;

(w)	provision of employment particulars under the Employment Rights Act 1996;

(x)	failure to comply with obligations under the Transnational Information and Consultation etc. Regulations 1999;

(y)	failure to comply with obligations under the Information and Consultation of Employees Regulations 2004;

(z)	obligations to elect appropriate representatives or inform and consult or any entitlement to a protective award under the Trade Union and Labour Relations (Consolidation) Act 1992;

(aa)	obligations to elect appropriate representatives or inform and consult or any entitlement to compensation under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(bb)	failure to comply with obligations under the Human Rights Act 1998;

(cc)	failure to comply with obligations under the Data Protection Act 1998; and

(dd)	the right to request time off for study or training under the Employment Rights Act 1996, save for any entitlement in respect of share options or restricted stock granted to the Employee under the Restricted Stock Scheme, which shall be governed in accordance with the rules of such scheme.
PROVIDED ALWAYS THAT this clause 15 shall not apply to any claims in respect of the Employee’s accrued pension entitlement as at the Termination Date, if any or any claim in respect of personal injury arising out of the employment but excluding any claim for an injury arising out of any act of discrimination or any proceedings in respect of such matters in an Employment Tribunal.
15.3	The Employee represents and warrants that:
(a)	the claims and prospective claims listed at clauses 15.1 and 15.2 are all the claims or prospective claims which the Employee believes that he has or may have against the Employer or any Group Member or its or their respective shareholders, officers, employees, consultants or agents (in each case future, current or former) whether at the time of entering into this agreement or in the future arising out of or in connection with his employment, directorships or its or their termination;

(b)	he has instructed the Adviser to advise whether he has any claims, including without limitation claims under clauses 15.1 and 15.2 above, against the Employer or the persons referred to in clause 15.3(a) and that he has provided the Adviser with all available information which the Adviser requires in order to do so;

(c)	the Employee has received independent legal advice from a relevant independent adviser as to the terms and effect of this agreement under the laws of England and Wales and in particular its effect on the Employee’s ability to pursue his rights before an employment tribunal or other court in England and Wales. The name of the relevant independent adviser who has advised the Employee is Suzanne Horne of Morrison Foerster (UK) LLP of One Ropemaker Street, London EC2Y 9AW;

(d)	the Employee is advised by the Adviser that there is in force and was, at the time the Employee received the advice referred to above a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice;

(e)	the Employee has not issued proceedings before the employment tribunals, High Court or County Court or any court in respect of any claim in connection with his employment or its termination. The Employee undertakes that neither the Employee, nor anyone acting on his behalf, will issue or continue any such proceedings in respect of such claims as are referred to in clauses 15.1 or 15.2, and if they do so, or if any of the warranties given by him in this agreement is inaccurate or untrue or if the claims referred to in clauses 15.1 and 15.2 have not been validly and lawfully compromised by the provisions of this agreement, without prejudice to any other remedy which may be available to the Employer the Employee agrees he will repay the Severance Payment to the Employer immediately as a debt and on demand and that the Employer shall be released from any continuing obligations under this agreement;

(f)	as at the date of this agreement, so far as he is aware, having given due care and consideration to such matters, there are no facts or matters which might give rise to a claim for personal injury against the Employer or any Group Member or any of its or their officers, shareholders or employees; and
(g)	the Employee acknowledges that the Employer has acted in reliance on these warranties when entering into this agreement.
15.4	The provisions of clauses 15.1 and 15.2 shall have effect irrespective of whether or not the Employee is or could be aware of such claims, costs, expenses or rights of action at the date of this agreement and irrespective of whether or not such claims, costs, expenses or rights of action are or could be in the contemplation of the Employer and the Employee (whether express or otherwise) at the date of this agreement (including such claims, costs, expenses or rights of action of which the Employee becomes aware after the date of this agreement in whole or in part as a result of the commencement of new legislation or the development of common law).
15.5	The Employee agrees that, except for the payments and benefits provided for in clauses 3, 4 and 7 and subject to the waiver in clauses 15.1 and 15.2 he shall not be eligible for any further payment or benefit from the Employer or any Group Member or Pensions Scheme (other than accrued benefits) relating to his employment or its termination and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his employment not been terminated.
15.6	The Employer and the Employee agree and acknowledge that the conditions regulating compromise agreements in the Employment Rights Act 1996 and legislation specified in clauses 15.1 and 15.2 are intended to be and have been satisfied.
15.7	The Employer warrants (in reliance upon the Employee’s warranty at clause 12.1 above) that it is not aware of any claims or matters in respect of which a claim may be made against the Employee under or arising out of the Employee’s employment by the Employer or his appointment as a director or officer of the Employer.
15.8	The Employer confirms that Directors and Officers insurance is currently maintained for directors of the Employer both past and current. The Employer confirms that, for so long as such coverage is provided to former directors generally and subject to the terms and conditions of such insurance, the Employee shall be entitled to continue to benefit from this type of insurance on the same basis as other former directors.
16.	Counterparts
This agreement may consist of any number of duplicates each executed by at least one party, each of which when so executed and delivered shall be an original, but all the duplicates shall together constitute one instrument.
17.	Interpretation
17.1	The headings to clauses are for convenience only and have no legal effect.
17.2	In this agreement (including the introduction and the schedules) reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time consolidated, modified, re enacted or replaced by any statute or statutory provision and to any subordinate legislation made under the relevant statute.

18.	Third Party Rights

The parties to this agreement may vary or rescind it without notifying or seeking the consent of any third party on whom rights are conferred under the Contracts (Rights of Third Parties) Act 1999 and the rights conferred by section 2 of that Act are excluded.

19.	Enforcement of the Compromise Agreement

19.1	The parties agree that they consider the provisions of this agreement to be valid, reasonable and enforceable.

19.2	The parties acknowledge and agree that the clauses and sub-clauses of this agreement are severable and that if any clause or sub-clause or identifiable part is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the agreement’s remaining clauses, sub-clauses, or parts of the agreement.

19.3	The Employee agrees that if he breaches or violates any of the terms of this agreement damages alone may not compensate for such breach or violation and that relief by way of injunction or interim interdict is reasonable and essential to safeguard the interests of the Employer and that an injunction or interim interdict in addition to any other remedy may accordingly be obtained by the Employer. No waiver of any such breach or violation should be implied from the forbearance or failure by the Employer to take action in respect of such breach or violation.

20.	Without Prejudice

Notwithstanding that this agreement is marked “Without Prejudice” and “Subject to Contract”, it will become open and binding when executed by both parties and the certificate signed by the Employee’s adviser at schedule 1 is supplied.

21.	Entire Agreement

21.1	Except for the Restricted Stock Scheme and the Pension Scheme and those provisions of the Service Agreement which are expressed in that document or herein to continue in effect, this agreement sets out the entire agreement between the Employer and the Employee with regard to the effect of termination of the employment and supersedes all prior discussions between the parties or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether given orally or in writing.

21.2	The Employee acknowledges that the Employer enters into this agreement in reliance on the Employee’s warranties in clauses 12, 13 and 15 and the Employer acknowledges that the Employee enters into this agreement in reliance on the Employer’s warranty in clause15.7.

22.	Jurisdiction and Governing Law

This agreement shall be governed by and construed in accordance with English law and the courts and employment tribunals of England and Wales shall have exclusive jurisdiction to determine all disputes relating to this agreement.

EXECUTED as a deed	)
by the Company by:	)
)

/s/ Christine Esckilsen
Assistant General Counsel
Director
in the presence of:

Witness:	/s/ Anne M. Johnson
Name:	Anne M. Johnson

Address:	Head of HR
Piper Jaffray
800 Nicollet Mall
Minneapolis, MN 55402 USA

EXECUTED as a deed by the Employee	) )
)
	)	/s/ David Wilson

the Employee
in the presence of:

Witness:	/s/ Suzanne Horne
Name:	Suzanne Horne

Address:	CityPoint
One Ropemaker Street
London EC2Y 9AW

SCHEDULE 1
Certification by Employee’s Adviser
Addressed to the Employer
I,
of
certify as follows:
1.	I am a “relevant independent adviser” (as such term is defined in section 203 of the Employment Rights Act 1996).

2.	Before the Employee signed the agreement, I advised him as to the terms and effect of the agreement under the laws of England and Wales and in particular upon its effect on his ability to pursue his rights before an employment tribunal in England and Wales.

3.	At the time that I gave the advice referred to in paragraph 2 of this certificate, there was in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising as a consequence of that advice.

Signed:

Name:

Address:

Dated:

SCHEDULE 2
Reference
[ON HEADED NOTEPAPER OF PIPER JAFFRAY LIMITED]
PRIVATE AND CONFIDENTIAL
[DATE]
Dear [NAME],
DAVID WILSON
I write further to your letter of [DATE] requesting a reference for David Wilson who has [applied to you to work OR been offered a job by you] as [POSITION].
I confirm that David joined Piper Jaffray Ltd., on 6 August 2001, serving initially as head of European Investment Banking, and as Chief Executive Officer for the last five and a half years. On 16 May 2008, he was appointed to Piper Jaffray & Co’s leadership team. As CEO, he was responsible for the firm’s European operations.
During his time at Piper Jaffray, David undertook a variety of additional roles including Chairman of the Health Care Investment Banking group.
David’s employment was terminated by mutual agreement at the time of a substantial restructuring of Piper Jaffray’s UK operations. David’s employment came to an end on 31 January 2011 and we wish David well for the future.
This reference is given to the addressee in confidence and only for the purposes for which it was requested. It is given in good faith, but neither the writer nor Piper Jaffray Limited accepts any responsibility or liability for any loss or damage caused to the addressee or any third party as a result of any reliance being placed on it.
Yours sincerely,
[NAME]
On behalf of PIPER JAFFRAY LIMITED

SCHEDULE 3
Officer’s Letter of Resignation
PRIVATE & CONFIDENTIAL
The Directors
Piper Jaffray Ltd
One South Place
London
EC2M 2RB
Dear Sirs
Please accept this letter as formal notice of my resignation as a Director of the Company listed above. My resignation is to be effective immediately.
Please arrange for particulars of my resignation to be filed with the Registrar of Companies.
Yours faithfully

PRIVATE & CONFIDENTIAL
The Directors
PJ Nominees
63-65 Marylebone Lane
London
W1M 5GB
Dear Sirs
Please accept this letter as formal notice of my resignation as a Director of the Company listed above. My resignation is to be effective immediately.
Please arrange for particulars of my resignation to be filed with the Registrar of Companies.
Yours faithfully